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                                                                          061196



                                     AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                           DAYTON SUPERIOR CORPORATION


        FIRST:  The name of the Corporation is Dayton Superior Corporation.

        SECOND: The place in the State of Ohio where the principal office of the Corporation is located is Miamisburg in Montgomery County.

        THIRD: The purposes for which the Corporation is formed is to manufacture and supply concrete and masonry accessories and to engage in any other lawful act or activity for which a corporation may be formed under Chapter 1701 of the Ohio Revised Code.

        FOURTH: The Corporation shall have authority to issue 27,005,850 capital shares, classified as follows:

             (i) 20,000,000 Class A Common Shares, without par value ("Class A common Shares");

             (ii) 2,005,850 Class B Common Shares, without par value ("Class B Common Shares"); and

             (iii) 5,000,000 Preferred Shares, without par value ("Preferred Shares").

The Class A Common Shares and the Class B Common Shares sometimes are referred to herein collectively as the "Common Shares".

             A. COMMON SHARES. The express terms of the Common Shares of each class shall be as follows:

             1. IDENTICAL RIGHTS. Except as otherwise provided in this Article Fourth, all Common Shares shall be identical and shall entitle the holder thereof to the same rights and privileges.

             2. DIVIDENDS. From and after the date of issuance, the holders of outstanding Common Shares shall be entitled to receive dividends on the Common Shares when, as and if declared by the directors out of funds legally available for such purpose. All holders of Common Shares shall share ratably, in accordance with the number of shares held by each such holder, in all dividends or distributions payable in cash, in property or in securities (other than Common Shares) of the Corporation. All dividends or distributions declared on the

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Common Shares which are payable in Common Shares shall be declared at the same rate on both classes of Common Shares, but shall be payable only in Class A Common Shares to the holders of Class A Common Shares and in Class B Common Shares to the holders of Class B Common Shares.

             3. SUBDIVISIONS AND COMBINATIONS OF SHARES. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Shares of either class unless the outstanding Common Shares of the other class are proportionately subdivided or combined.

             4. LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of the Common Shares shall share ratably, in accordance with the number of shares held by each such holder, in all of the assets of the Corporation available for distribution to the holders of Common Shares.

             5. VOTING RIGHTS. Except as otherwise required by law, the holder or holders of the Class A Common Shares and the Class B Common Shares shall vote together as one class on all matters on which the holders of Common Shares are entitled to vote. The holder or holders of the Class A Common Shares shall be entitled to one vote for each Class A Common Share held of record, and the holder or holders of the Class B Common Shares shall be entitled to ten votes for each Class B Common Share held of record.

             6. CONVERSION. (a) Each Class B Common Share shall be convertible at any time, at the option of the holder, into one fully-paid and non-assessable Class A Common Share by delivering to the principal office of the
Corporation: (i) the certificate or certificates representing the Class B Common Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice (a "Conversion Notice") to the Corporation specifying the number of Class B Common Shares to be converted into Class A Common Shares and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the Class A Common Shares issuable upon such conversion are to be issued and including instructions for the delivery of such certificate or certificates. The conversion of the Class B Common Shares for which a Conversion Notice is given shall be effective at the time at which the Conversion Notice and the certificate or certificates representing the Class B Common Shares to be converted are delivered to the Corporation or such later time as may be specified in the Conversion Notice. At the time a conversion becomes effective:
(i) each person named in the Conversion Notice as the person to whom a certificate or certificates representing Class A Common Shares is to be issued shall be deemed to be the holder of record of the number of Class A Common Shares to be represented by such certificate or certificates, (ii) the rights of the holder with respect to the Class B Common Shares being converted shall cease and terminate and (iii) the Corporation or its transfer agent thereafter promptly shall issue and deliver a certificate or certificates representing the number of Class A Common Shares to which each such record holder is entitled by reason of the conversion to such holder at the address set forth in the Conversion Notice.

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             (b)  Each Class B Common Share which is sold or otherwise
transferred to any person other than a Ripplewood Successor (as hereinafter defined) automatically shall convert upon such sale or transfer, without any further action of the holder of such Class B Common Shares, into one fully-paid and non-assessable Class A Common Share. If at any time the aggregate number of Class B Common Shares held by Ripplewood and all Ripplewood Successors is less than the Minimum Number of Shares (as hereinafter defined), each outstanding Class B Common Share automatically shall convert, without any further action of any holder of any such Class B Common Shares, into one fully-paid and non-assessable Class A Common Share. Upon any such automatic conversion, each record holder of a certificate that, immediately prior to the effectiveness of the conversion, represented Class B Common Shares shall be entitled to receive in exchange for such certificate, upon surrender of such certificate to the Corporation at its principal office, a certificate representing the number of Class A Common Shares to which such holder is entitled as a result of the conversion. Until surrendered and exchanged in accordance herewith, each certificate that, immediately prior to effectiveness of the conversion, represented Class B Common Shares shall represent the Class A Common Shares to which the holder is entitled as a result of the conversion. For purposes of this Section 6(b): (i) "Ripplewood Successor" means (x) any person, corporation, partnership, limited liability company or other entity that is merged into Ripplewood or with which Ripplewood is merged or consolidated or that succeeds, directly or indirectly, to the ownership of the business of, or all or substantially all of the assets and liabilities of, Ripplewood, whether by formation of a holding company, transfer of assets or otherwise, and (y) any person who is employed by, or a trustee of, Ripplewood or a Ripplewood Successor referred in the foregoing clause (x) or who is a shareholder, partner, member or other equity owner of Ripplewood or any such Ripplewood Successor, in each case so long as such person remains so employed or such a shareholder, partner, member or other equity owner, and (ii) "Minimum Number of Shares" means 622,525 Class B Common Shares, subject to proportionate adjustment to reflect any subdivision (by stock split, stock dividend or otherwise) or combination (by stock split, stock dividend or otherwise) of the outstanding Common Shares.

             (c) Upon the voluntary or automatic conversion of Class B Common Shares into Class A Common Shares as provided in this Section 6, the Class B Common Shares so converted automatically shall be retired and shall become authorized and unissued Class A Common Shares.

             (d) The Corporation at all times shall reserve and shall keep available out of its authorized but unissued Class A Common Shares or Class A Common Shares held in its treasury, solely for the purpose of issuance upon conversion of the Class B Common Shares as provided in this Section 6, such number of Class A Common Shares as then shall be issuable upon conversion of all outstanding Class B Common Shares.

             7. MERGERS, ETC. In the event of any merger, consolidation, business combination or other reorganization in which any consideration is to be received by the holders of Common Shares, the holders of the Class A Common Shares and the holders of the Class B Common Shares shall receive the same consideration on a per share basis; provided, however,

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that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or securities convertible into or exchangeable for, voting securities), the holders of the Class B Common Shares may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of the Class A Common Shares but otherwise with the same terms as those voting securities to be received by the holders of the Class A Common Shares (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon the exercise of the options or warrants to be received by the holders of the Class A Common Shares but otherwise with the same terms as those voting securities issuable upon the exercise of the options or warrants to be received by the holders of the Class A Common Shares or into which the convertible or exchangeable securities to be received by the holders of the Class A Common Shares may be converted or exchanged).

             8. PRE-EMPTIVE RIGHTS. The holders of the Common Shares shall not have any preemptive rights under Section 1701.15 of the Ohio Revised Code.

             B. PREFERRED SHARES. The express terms of the Preferred Shares shall be as follows:

             1. SERIES OF PREFERRED SHARES. Within the limitations and restrictions set forth in this Article Fourth, the directors are authorized, at any time or from time to time, to adopt amendments to these Amended Articles of Incorporation with respect to any authorized and unissued Preferred Shares to fix or alter the division of such shares into series, the designation and number of shares of each series, the dividend rates, dates of payment of dividends and the dates from which they are cumulative, redemption rates, redemption prices, liquidation prices, sinking fund requirements, conversion rights, any restrictions on issuance of shares of the same series or of any other class or series and any other terms not prohibited by law.

             2. VOTING RIGHTS. Except as otherwise provided by law, the holders of the Preferred Shares shall have no voting rights; provided, however, that so long as there are no Preferred Shares issued and outstanding, the directors are authorized, at any time or from time to time, to adopt an amendment to these Amended Articles of Incorporation to fix or alter the voting rights of the Preferred Shares, as a class.

        FIFTH: When authorized by the affirmative vote of the directors, without any action by the shareholders, the Corporation may purchase its own shares for such prices, in such manner and upon such terms and conditions as the directors from time to time may determine, except that no such purchase shall be made if immediately thereafter the Corporation's assets would be less than its liabilities plus stated capital, if any, or if the Corporation is insolvent (as defined in Chapter 1701 of the Ohio Revised Code) or if there is reasonable ground to believe that by such purchase it would be rendered insolvent.

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        SIXTH:  The shareholders of the Corporation shall have no right to vote cumulatively in the election of directors.

        SEVENTH: Notwithstanding any provision of Chapter 1701 of the Ohio Revised Code (or any successor provision) now or hereafter in force designating for any purpose the vote or consent of the holders of shares entitling them to exercise in excess of a majority of the voting power of the Corporation, or of any particular class or classes of shares of the Corporation, such action, unless otherwise expressly required by statute or these Amended Articles of Incorporation, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

        EIGHTH:

        8.1 LIMITATION OF LIABILITY. (a) No person shall be found to have violated any duties to the Corporation as a director of the Corporation in any action brought against the person (including actions involving or affecting any of the following: (i) a change or potential change in control of the Corporation; (ii) a termination or potential termination of the person's service to the Corporation as a director; or (iii) the person's service in any other position or relationship with the Corporation), unless it is proved by clear and convincing evidence that the person did not act in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances.

             (b)  In performing any duties to the Corporation as a director, the director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation who the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence; or (iii) a committee of the directors upon which the director does not serve, duly established in accordance with the provisions of the Corporation's Code of Regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared by the foregoing persons to be unwarranted.

             (c) In determining what a director reasonably believes to be in the best interests of the Corporation, the director shall consider the interests of the shareholders and, in the director's discretion, may consider any of the following: (i) the interests of the Corporation's employees, suppliers, creditors, and customers; (ii) the economy of the state and nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

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             (d)  A director shall be liable in damages for any action the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. Notwithstanding the foregoing, nothing contained in this paragraph (d) affects the liability of directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.60 of the Ohio Revised Code.

        8.2 THIRD PARTY ACTION INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful.

        8.3 DERIVATIVE ACTION INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:

        (i) any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liabilities, but in view of all the circumstances of the case, the person is fairly and

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    reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; or

        (ii) any action or suit in which the only liability asserted against the director is pursuant to Section 1701.95 of the Ohio Revised Code.

        8.4 SUCCESS ON MERITS. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 8.2 or 8.3, or in defense of any claim, issue, or matter therein, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the action, suit or proceeding.

        8.5  AUTHORIZATION OF INDEMNIFICATION.  Any indemnification under
Section 8.2 or 8.3, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in
Section 8.2 or 8.3.  Such determination shall be made as follows:

        (i) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

        (ii) if the quorum described in subparagraph (a) of this Section 8.5 is not obtainable or if a majority vote of a quorum of disinterested director so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years;

        (iii)  by the shareholders; or

        (iv) by the court of common pleas or the court in which the action, suit, or proceeding was brought.

In the case of an action or suit brought by or in the right of the Corporation under Section 8.3, any determination made by the disinterested directors under subparagraph (i) of this Section 8.5 or by independent legal counsel under subparagraph (ii) of this Section 8.5 shall be communicated promptly to the person who threatened or brought the action or suit, and within ten days after receipt of the notification, the person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

        8.6 PAYMENT OF EXPENSES IN ADVANCE. (a) Unless the only liability asserted against a director in an action, suit, or proceeding referred to in
Section 8.2 or 8.3 is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney's fees, incurred by the director in defending the action, suit, or proceeding shall be paid by the Corporation as they are

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incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following: (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation; and (ii) reasonably cooperate with the Corporation concerning the action, suit, or proceeding.

             (b) Expenses, including attorney's fees, incurred by a director or officer in defending any action, suit, or proceeding referred to in Section
8.2 or 8.3, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, if it ultimately is determined that the director or officer is not entitled to be indemnified by the Corporation.

        8.7 NONEXCLUSIVITY. The indemnification authorized by this Article Eighth shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under these Amended Articles of Incorporation, the Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        8.8 INSURANCE. The Corporation may purchase and maintain insurance or furnish similar protection including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the Corporation would have the power to indemnify the person against such liability under this Article Eighth. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

        8.9 NO LIMITATION. The authority of the Corporation to indemnify persons pursuant to Sections 8.2 and 8.3 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Sections 8.6, 8.7 and 8.8. Sections 8.2 and 8.3 do not create any obligation to repay or return payments made by the Corporation pursuant to Sections 8.6, 8.7 and 8.8.

        NINTH: The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the Corporation.

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        TENTH:  These Amended Articles of Incorporation supersede the existing
Amended Articles of Incorporation of the Corporation.

        ELEVENTH: At the time these Amended Articles of Incorporation are filed with the Secretary of State of Ohio (the "Effective Time"), the following changes in the outstanding capital shares of the Corporation (the
"Recapitalization") shall occur automatically in the order set forth below and without further action by any holder of any such capital shares:

             (i) each Class B Common Share outstanding immediately prior to the Effective Time shall be converted into and shall become one fully-paid and non-assessable Class A Common Share;

             (ii) each Class A Common Share outstanding immediately prior to the Effective Time (including, without limitation, those issued upon conversion of the Class B Common Shares into Class A Common Shares pursuant to subparagraph (i) above) shall be converted into and shall become 50 fully-paid and non-assessable Class A Common Shares with the express terms set forth in these Amended Articles of Incorporation;

             (iii) each Class A Common Share outstanding immediately prior to the Effective Time and held by Ripplewood Holdings L.L.C. (consisting of those issued upon conversion of each Class A Common Share into 50 Class A Common Shares pursuant to subparagraph (ii) above) shall be converted into and shall become one fully-paid and non-assessable Class B Common Share with the express terms set forth in these Amended Articles of Incorporation;

             (iv) all of the Class B Common Shares outstanding immediately prior to the Effective Time which are converted into Class A Common Shares at the Effective Time pursuant to the foregoing provisions shall, upon such conversion, be retired and restored to the status of authorized and unissued Class A Common Shares, and all outstanding Class A Common Shares outstanding immediately prior to the Effective Time which are converted into Class B Common Shares at the Effective Time pursuant to the foregoing provisions shall, upon such conversion, be retired and shall become authorized and unissued Class A Common Shares; and

             (v) the stated capital, if any, of the Class A Common Shares and the Class B Common Shares shall be eliminated.

Promptly after the Effective Time, each record holder of a certificate that, immediately prior to the Effective Time, represented Class A Common Shares or Class B Common Shares shall be entitled to receive in exchange for such certificate, upon surrender of such certificate to the Corporation at its principal office, a certificate for the number of Class A Common Shares or Class B Common Shares to which such holder is entitled as a result of the Recapitalization. Until surrendered and exchanged in accordance herewith, each certificate that, immediately prior

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to the Effective Time, represented Common Shares shall represent the number and class of Common Shares to which the holder is entitled as a result of the Recapitalization.

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